EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bank, (the "Bank") a Subsidiary of Service 1st Bancorp (the "Company"), announces the appointment of Tom Vander Ploeg as Executive Vice President and Chief Credit Officer.

Tracy, California - June 1, 2007

Service 1st Bank, a Subsidiary of Service 1st Bancorp (OTCBB:SVCF), today announced the appointment of Tom Vander Ploeg as Executive Vice President and Chief Credit Officer, with primary responsibility for overseeing the lending activities of the Bank as a member of the executive management team.

Tom brings over 30 years of banking experience to Service 1st Bank, including over 10 years with various community banks in the Northern California area. He has previously served as Chief Credit Officer at Redwood Capital Bank in Eureka, California and at Granite Community Bank, N.A. in Granite Bay, California. His prior banking experience includes service at a variety of national, regional and community banks in the Sacramento Valley, including Bank of Lodi, Placer Sierra Bank, Westamerica and Wells Fargo.

Tom has served in various community positions throughout his career and has been an active member of Rotary International. He is a graduate of Pacific Coast Banking School at the University of Washington, where he received an advanced degree in Banking and currently serves as a member of the banking faculty.

According to Service 1st Bank President Patrick Carman, "Tom Vander Ploeg brings a wealth of experience and is a valuable addition to the Service 1st Bank Team."

Tom and his wife Abby are excited to be moving to the Tracy area. They have three children and five grandchildren.

Vander Ploeg is domiciled at Service 1st Bank's Tracy Office and can be reached at tomv@service1stbank.com or (209) 820-7956.


About Service 1st Bank:
----------------------
Service 1st Bank is a full service, independent banking institution that specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

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Forward Looking Statements:
--------------------------
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:

John Brooks                              Patrick Carman
Chairman & CEO of Service 1st            President & COO of Service 1st Bank
Bancorp and Service 1st Bank             (209) 820-7953
(209) 820-7951                           pcarman@service1stbank.com
jbrooks@service1stbank.com




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